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                                                                 EXHIBIT 10.60

                              PURCHASE AGREEMENT


                                   between


                             IAT Multimedia, Inc.


                         Geschaftshaus Wasserschloss


                                Aarestrasse 17


                           CH-5300 Vogelsang-Turgi


                 - hereinafter referred to as the "Purchaser" -


                                     and


                              Dr. Alfred Simmet,


                                 Finkenweg 30


                                 66879 Kusel


                   - hereinafter referred to as the "Vendor" -

                                   PREAMBLE

1. The Vendor was the sole limited partner with a par value interest of DM 250,000.00 in FSE Computer-Handel GmbH & Co. KG, entered in the Commercial Register of the Pirmasens District Court under HR A 3472 (hereinafter referred to as the "KG"). The sole general partner of the KG is FSE Computer-Handel Verwaltungs GmbH (hereinafter referred to as the "GmbH") with a capital stock of DM 50,000.00, entered in the Commercial Register of the Mainz District Court under HR B 5812. The Vendor was also the sole shareholder of the GmbH.

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2. By way of a Purchase Agreement dated November 13, 1998 (Record No. Z
   851/1997) of Notary Public, Roger Zatzsch, with offices in Frankfurt am
   Main) (hereinafter referred to as the "Purchase Agreement") the Vendor sold to the Purchaser 80% of his shares in the KG and his entire holding in the GmbH.

3. Under (section) 5.3 of the Purchase Agreement, the Vendor gave a guarantee to the Purchaser (hereinafter referred to as the "Profit Guarantee") that the KG's EBITDA (profit before interest, taxes on earnings and depreciation) for the 1998 financial year would exceed DM 2,500,000.00. Under (section) 6.1 a) of the Purchase Agreement, the Vendor gave an undertaking to the Purchaser to pay as final compensation the difference between the KG's actual EBITDA for the 1998 financial year and DM 2,500,000.00 in the event that the Profit Guarantee was not fulfilled.

4. The KG maintained a shareholder's clearing account (hereinafter referred to as the "Shareholder's Clearing Account") for the Vendor as its shareholder. The credit balance on the Shareholder's Clearing Account, which ceased to earn interest as of January 1, 1998 by virtue of a resolution of the KG's partner, totaled DM 1,373,640.32 on December 31, 1998.

5. The KG kept a loss carry-forward account (hereinafter referred to as the "Loss Carry-Forward Account") for the Vendor as its shareholder. On December 31, 1998 the Loss Carry-Forward Account showed a loss carry-forward of DM 54,062.89.

6. The Vendor now intends to sell to the Purchaser, in two equal halves, his interest in the KG with a par value of DM 50,000.00, namely one half of his interest (hereinater referred to as "Share A") with a par value of DM 25,000.00 with financial effect as of December 31, 1999 or December 31, 2000, at the option of the Vendor, and the other half of his interest (hereinafter referred to as "Share B") with a par value of DM 25,000.00 with financial

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   effect as of December 31, 2000. The Purchaser intends to acquire Share A and Share B.

7. The Parties also intend to fix the Purchaser's claim against the Vendor for compensation due to the non-fulfillment of the Profit Guarantee at DM 2,400,000.00. The Vendor shall satisfy the claim for compensation by assigning his present claim against the KG for payment of the credit balance on the Shareholder's Clearing Account as of December 31, 1998, by assigning his future claims against the KG for payment of any credit balance to the Shareholder's Clearing Account, and by offsetting his claim for payment of the purchase price for Share A and Share B.

This having been stated by way of Preamble, the Parties agree as follows:

                      (SECTION) 1  PURCHASE AND TRANSFER

1.1 Subject to (section) 1.2 and (section) 1.3 below, the Vendor hereby sells and transfers Share A and Share B to the Purchaser who accepts same.

1.2 The transfer in rem of Share A is conditional upon the following:
    a) payment of the purchase price in accordance with (section) 3.1 a); and
    b) entry of the Purchaser in the Commercial Register.

1.3 The transfer in rem of Share B is conditional upon the following:
    i)  payment of the purchase price in accordance with (section) 3.1 b);
        and
    ii) entry of the Purchaser in the Commercial Register.

1.4 By way of a statement in writing to the Vendor, the Purchaser may waive the conditions set forth in (section) 1.2 b) and (section) 1.3 (ii). Share A and Share B shall be sold and transferred by assignment.

1.5 The KG's consent, which is required for the sale and transfer of Share A and Share B, is attached hereto in Schedule 1.5 for purposes of proof.
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           (SECTION) 2  CLOSING DATE/NOTICE TO COMMERCIAL REGISTER

2.1 At the option of the Vendor, which must be made within 2 weeks after the presentation of the audited financial statements as of December 31, 1999 and declared to the Purchaser by registered letter by that date as being binding, Share A shall be transferred with financial effect as of December 31, 1999 or December 31, 2000. Share B shall be transferred with financial effect as of December 31, 2000.

2.2 Notices of the change of limited partners to be sent to the Commercial Register and signed by the Vendor, the GmbH and the Purchaser shall be signed by the parties concerned as soon as possible.

                         (SECTION) 3  PURCHASE PRICE

3.1 Sum A1 (if the Vendor opts for the sale of Share A with financial effect as of December 31, 1999 pursuant to (section) 2.1) or Sum A2 (if the Vendor opts for the sale of Share A with financial effect as of December 31, 2000 pursuant to (section)2.1) shall be paid as the purchase price for Share A and Sum B as the purchase price for Share B:

    Sum A1 = KG's EBITDA for the 1999 financial year x 4.5/10 - Vv

    Sum A2 = KG's EBITDA for the 2000 financial year x 4/10 - Vv

    Sum B = KG's EBITDA for the 2000 financial year x 4.5/10 - Vv and Vv shall be deemed to be the particular loss carried forward to the Loss Carry-Forward Account on the date on which the purchase price is calculated.
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    The Parties also agree that if a negative figure is produced by the calculation of the purchase price for Share A and/or Share B using the above formulas, the purchase price for that Share shall be DM 0.

3.2 The EBITDA which determines the purchase price of Share A and Share B shall be derived from a hypothetical profit and loss statement of the KG for the financial year in question. For that purpose, the Vendor and the Purchaser shall prepare a balance sheet and profit and loss statement of the KG in accordance with the continuity principle, basing it upon the pertinent annual financial statements of the KG and retaining the accounting and valuation principles applied for the annual balance sheets at December 31, 1996 and December 31, 1997. From the profit and loss statement of the KG established in this manner, the EBITDA shall be ascertained as follows:

         EBITDA = net income for the year/deficit
         plus the following items:
         --  taxes on income and earnings;
         --  interest expense;
         --  depreciation;
         -- expenses affecting the net income and occasioned by the restructuring measures caused solely by the integration of the
             KG into the group or by a restructuring of the Purchaser's group, therefore expenses which would not have been incurred if the KG were not an enterprise affiliated with the Purchaser;
         less the following items:
         --  interest income;
         --  income affecting the net income and occasioned by the
             restructuring measures caused solely by the integration of the KG in the group or by a restructuring of the Purchaser's group, therefore expenses which would not have been incurred if the KG were not an enterprise affiliated with the Purchaser.
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    On the basis of the annual financial statements prepared by the KG's management, the EBITDA as defined herein shall be calculated annually by the auditor auditing the pertinent annual financial statements, and presented to the Parties for their approval. The calculation shall be deemed binding for the Parties four weeks after presentation of the EBITDA calculation unless within that period one of the Parties advises the other Party that he/it refuses to approve that calculation. If approval is refused within the required period, at the request of the Purchaser or Vendor, the EBITDA for the year in question shall be calculated with binding effect upon the Parties and on the basis of the within contractual provisions by an international auditing company acting as arbitrator and designated by the Pirmasens Chamber of Industry and Commerce. The arbitrator's decision shall be binding upon the Parties unless that decision is patently wrong. The arbitrator shall also decide upon the allocation of costs in accordance with (sections) 91 ff. of the Code of Civil Procedure.

3.3 The purchase price shall be payable as follows:
    a) Sum A1 ((section) 3.1), five business days after the calculation of the KG's EBITDA for the 1999 financial year has become binding upon the Parties;
    b) Sum A2 ((section) 3.1), five business days after the calculation of the KG's EBITDA for the 2000 financial year has become binding upon the Parties.

3.4 Any payments to the Vendor pursuant to (section) 3 shall be remitted to the Vendor's account with Kreissparkasse Kusel, Branch Code No. 540 515 50, Account No. 500-216650.

 (SECTION) 4  CLAIMS FOR COMPENSATION FOR NON-FULFILLMENT OF PROFIT GUARANTEE

4.1 The Parties agree that the KG's guaranteed EBITDA was not achieved in the 1998 financial year, that this result was not caused by a substantial change in the KG's business and activities induced by the Purchaser and that, as a
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    consequence, the Vendor has not fulfilled the Profit Guarantee. In view of the legal remedy available to the Purchaser by reason of the non-fulfillment of the Profit Guarantee in accordance with (section) 6.1
    a) of the Purchase Agreement, the Parties agree that the Purchaser has a claim for compensation (hereinafter referred to as the "Claim for Compensation") against the Vendor in the amount of DM 2,400,000.00, and that the Claim for Compensation is due immediately.

4.2 As partial settlement of the Claim for Compensation and on account of performance, the Vendor hereby assigns to the Purchaser (i) his claim against the KG for payment of the credit balance on the Shareholder's Clearing Account as at December 31, 1998, and (ii) possible future claims to payment of a credit balance on his Shareholder's Clearing Account and
    (iii) possible future claims of the purchase price ((section) 3). Should the above mentioned claims assigned by the Vendor to the Purchaser not be sufficient to fully pay for the Claim for Compensation, then the Vendor shall settle the remaining amount in cash.

4.3 A respite for payment for the Claim for Compensation in the amount of DM 1,026,359.68 is granted according to (section) 4.2. No interest is due on this amount.

                    (SECTION) 5  ASSURANCES AND WARRANTIES

By way separate warranty promise given today and on the date of the transfer in rem of Share A and Share B, the Vendor undertakes and warrants:

5.1 that he is the sole owner of Share A and Share B and that they are free from any encumbrances;

5.2 that he is free to dispose of Share A and Share B,

5.3 that for the Vendor, the disposition of Share A and Share B is not a transaction within the meaning of (section) 419 of the German Civil Code, and that his right to
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    dispose of his assets is not restricted within the meaning of (section)
    1365 of the German Civil Code.

                          (SECTION) 6  LEGAL REMEDY

6.1 If one or more of the undertakings or warranties or obligations assumed under this Agreement are inapplicable or not fulfilled, the Purchaser shall be entitled to demand that the Purchaser and KG be placed in the position in which they would have been had the undertaking or warranty been applicable, or had the obligation been fulfilled.

6.2 The statutory limitation period shall apply in respect of any claims under (section) 6.

6.3 The running of the limitation period in respect of any claims by the Purchaser shall be suspended by a written request for fulfillment or by a written notice of default in accordance with (section) 202 of the German Civil Code, in conjunction with (section) 205 of the German Civil Code, subject to the proviso that the Purchaser, in order to preserve its claims, must assert said claims by way of court action within twelve months of delivery of the written request for fulfillment or notice of default, but not before the expiry of the relevant limitation period referred to in (section) 6.2.

6.4 (sections) 460 and 464 of the German Civil Code and (sections) 377 ff of the German Commercial Code shall have no application to this Agreement.

                          (SECTION) 7  COOPERATION

7.1 The Vendor covenants and agrees to deliver to the Purchaser all business documents and records belonging to the KG.

7.2 If, following the closing date, an external tax audit of the KG is conducted in relation to the assessment periods prior to the closing date, the Vendor shall be given an opportunity to take part in the examination, and in particular in the
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        final discussions, through an authorized representative sworn to professional secrecy. Upon his request and at his expense, all information required to protect his interests shall be provided to the Vendor. The Vendor may also, at his expense, demand that the KG enter an appeal against a tax assessment notice. Proceedings shall then be conducted by the Vendor at his expense.

                (SECTION) 8  PROVISIONS OF PURCHASE AGREEMENT

For purposes of clarification, the Parties covenant and agree that none of the provisions contained in the Purchase Agreement shall be affected by the provisions contained in this Agreement.

                  (SECTION) 9  FEDERAL ANTITRUST AUTHORITIES

If necessary, the Purchaser shall, at its expense, take care of giving notice of this merger to the Federal Antitrust Authorities. The Purchaser warrants that conditions requiring notification do not exist.

                        (SECTION) 10  CONFIDENTIALITY

10.1 The Parties shall treat the conclusion of this Agreement and its provisions as strictly confidential unless disclosure to a third party is required by law or the applicable rules of a stock exchange, or is necessary to provide adequate information to the employees of the KG and its chosen representatives.

10.2 Any statements to the press shall be coordinated jointly.

                (SECTION) 11  COSTS, MISCELLANEOUS PROVISIONS

11.1 All of the schedules to this Agreement shall form an integral part of this Agreement insofar as they are attached not solely for the purpose of proof.
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11.2 Amendments and supplements to this Agreement must be in writing unless a stricter formality is required by law.

11.3 Should any provision or provisions of this Agreement be or become invalid, the validity of the other provisions of the Agreement shall remain unaffected. The same shall apply in the event that there should prove to be a gap in the provisions of this Agreement. The invalid or impracticable provision or provisions shall be replaced, or the gap remedied, by an appropriate provision which, insofar as possible by law, approximates as closely as possible the intentions of the Parties to the Agreement.

11.4 This Agreement shall be governed by the laws of Germany.

Turgi, February 12, 1999
S/IAT Multimedia                          Pirmasens, February 12, 1999
                                          Dr. Alfred Simmet